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                                                                    Exhibit (11)
                             WALL STREET DELI, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                  (Unaudited)



                                                                        For the Three Months Ended
                                                                  September 30, 1995     October 1, 1994
                                                                  ------------------     ---------------
 SHARES:

      Weighted average number of common shares
      outstanding (1)                                                  3,468,745              3,398,817

      Effect of shares issuable under stock option
      plan as determined by the treasury stock method                      4,964                 91,321
                                                                    ------------            -----------
      Weighted average number of common shares
      outstanding as adjusted (1)                                      3,473,709              3,490,139

 PER COMMON SHARE COMPUTATIONS:

             Net income                                             $     17,454            $   471,962
                                                                    ============            ===========

 Earnings per share                                                 $        .01            $       .14
                                                                    ============            ===========





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